Exhibit 10.44

September 6, 2006

Brian Hodous

Address

Address

Dear Brian:

This letter is to confirm our mutual understanding with regard to Activision Inc.’s (“the Company”) current plans and the compensation and benefits for your international assignment as a Chief Customer Officer in Stockley Park, UK.

Immigration

Your international assignment is subject to your obtaining the appropriate work/residency permits as well as your voluntary acknowledgment that your assignment, compensation and benefits have been explained to you.

Assignment start date

The anticipated effective date of this assignment is October 1, 2006, or upon receipt of the proper work/residency permits.

Duration of assignment

It is anticipated that this assignment will last for one (1) year, although business conditions and other factors may require that this period of time be reduced or extended.  Should this assignment last longer than currently anticipated, any applicable differentials and/or allowances will be re-evaluated at the Company’s discretion at that time.

Terms and conditions

During your international assignment, your employment will remain consistent with the Company’s employment policies and practices, which may be revised from time to time at the Company’s discretion.

ASSIGNMENT-RELATED BENEFITS

The following are the specific details relative to your international assignment, which have been determined by the Company:

Base salary

Your annualized base salary will be US$375,000.00 and will be delivered to you via home country payroll.  Your next salary review will be October 1, 2007.  Subsequent salary reviews will be conducted in accordance with the Company’s home country guidelines.

Variable pay

You will have a bonus opportunity of 75%, based on Company targets and consistent the provisions of the Company’s annual discretionary bonus plan as previously communicated to you.

Cost of living allowance (COLA)

You are eligible for a cost of living allowance.  This amount is based on your family size with you on assignment, your annual base salary and on consideration of the goods and services cost differential between your home and host locations (United States vs. United Kingdom).

For the commencement of your assignment, the COLA will be US$47,739.00 on an annualized basis.  This allowance will be re-evaluated twice per year and anytime throughout the year if the exchange rate fluctuates by at least 5% over a four consecutive week period.  The Company will pay any income tax due on this payment.

Housing allowance

You will be provided with a housing allowance of up to £5,675.00 per month to include utilities.  Such allowance will be based on your actual accommodation costs in the UK, and no cash will be paid to you should you secure less expensive accommodation.  This allowance will apply from date you occupy permanent housing in the UK.  The Company will pay any income tax due on this payment.

Home country housing deduction

This amount is still to be determined.

Utilities allowance

The Company will pay your utilities in the UK directly, including Council Tax and telephone.  The Company will pay any income tax due on this benefit.

Mobility premium

You will receive a one-time mobility premium in the amount of US$15,000.00, and the Company will pay any applicable income tax on this payment.  This allowance is intended as recognition of your relocation and enhanced value to Activision as an international assignee.

Household goods

The Company will pay for the removal of your personal effects from the US to the UK, up to a 40’ container and a 1,000 lb. air shipment.  Some items will be excluded from transportation (such as a wine collection or a boat), and this will be explained to you by the Company’s selected vendor.

Household goods storage

You are entitled to storage of household items you do not take with you to the UK.  Some items will be excluded from company-paid storage (such as a wine collection, a boat, items of unusual value, etc.), and this will be explained to you by the Company’s selected vendor.

Vacation entitlement

During your assignment, you will be eligible for the host country vacation entitlement.  You will take vacation based on the needs of the business and with customary management approval.

Public holidays

While on assignment, UK public holidays will replace those of the US.  The current UK public holiday schedule includes 14 holidays per year.

Home leave

You and your spouse will each be entitled to one return flight home for each twelve months of your assignment, except in the year of repatriation.   For the first twelve months of your assignment, you and your spouse will be allowed one trip home.  Class of travel will be in line with the Company’s travel policy.

Host country auto benefit

While on assignment you will be entitled to receive your choice of:

1.     Car allowance of £540.00 monthly or

2.     Company car lease with choice of company car, and reimbursement of fuel, maintenance and insurance costs up to a total monthly amount of £540.00.

If you are not currently eligible for a car allowance/company car in the US, you will contribute an automobile deduction to offset the cost of your UK transportation.  The amount of the deduction will be based on the actual cost of your monthly car payments and insurance, and will be deducted via US payroll.

Health and welfare benefits

You will be maintained in the US health and benefit plans (e.g. medical, dental, vision, life, etc.), whenever possible.  If this is not possible, you be eligible to participate in an equivalent UK benefit plan if offered.  We will reimburse for a health club membership up to $4,000 USD.

Sick pay

You will continue to remain eligible for the Company’s US sick time policy as currently in place.

Long term disability coverage

You will continue to remain eligible for the Company’s US LTD plan coverage as currently in place pending insurance carrier approval.

401(k) plan

During this international assignment, provided you remain on US payroll, you may continue to participate in the Company’s 401(k) plan including contributing on a pre-tax basis and receiving the corresponding Company match contributions per the plan document.

Social security

You will be able to continue to contribute to the US Social Security system (OASDI and Medicare), in line with the totalization agreement between the US and the UK.

Cultural training

You and your spouse will be provided with cultural awareness training for your assignment.  The training will be arranged with the appropriate external organization selected by the Company.

Loss on sale of auto

The Company will reimburse you for the loss on sale of one auto for you and one for your spouse (if applicable).  The reimbursement will be equal to the difference between the average wholesale value and the actual sales price of the vehicle(s), not to exceed the difference between the average retail and wholesale/trade-in value(s) of the automobile(s).  Such reimbursement will be paid upon the submission of all appropriate documentation.  The Company will pay any income tax due on this payment.

Destination services

The Company has engaged a destination services company to assist in your relocation.  These services include but are not limited to community orientation, home search and assistance with securing drivers licenses.

Temporary accommodation in the U.K.

If necessary, you are entitled to forty-five (45) days in temporary housing upon relocation to the UK.  The Company will pay for your accommodations up to a maximum of £7,271.00.  Throughout the duration of your stay in temporary accommodation, the Company will cover the cost of reasonable meals and incidental expenses (up to a maximum of £182.00 per day total for you and your spouse).  The Company will pay any income tax due on this payment.

Spousal assistance

Provided your spouse is gainfully employed at the commencement of your assignment, the Company will reimburse the cost of spousal assistance related to re-training, maintaining home country qualifications, continuing education credits, career consulting, etc.  Such reimbursement will be made upon the submission of all receipts, up to a maximum of US$7,500.00 per annum.  The Company will pay any income tax due on this payment.

Repatriation allowance

You will receive a one-time repatriation allowance equal to one half (1/2) month’s new base salary, not to exceed US$7,500.00.  This allowance is intended to cover incidental costs incurred as a result of your relocation not otherwise reimbursed by the Company.  The Company will pay any income tax due on this payment.

Tax equalization

The Company’s tax equalization policy will apply during your assignment.  The policy essentially keeps you in the same tax position as if you had remained in the US.  Hypothetical tax, which will be calculated in a manner similar to actual US Federal and California income tax, will be withheld from your monthly pay via US payroll.

You will pay hypothetical tax on compensation items that you would have received had you remained in the US.  These items include, but are not limited to base salary, bonus, stock option income, etc.

The Company will pay the tax on all other items of compensation mentioned in this letter.  The Company shall also be responsible for the UK income tax liability on all items of Company compensation.

Activision, Inc. will use the services of Deloitte to prepare your UK and applicable US income tax returns.  The Company will pay the cost of this service.

The Company will also pay for the services of Deloitte to administer all aspects of your international assignment.  Your primary Deloitte contact is Eva Blanc, who can be reached at 408-704-2587; eblanc@deloitte.com.

Please note, if you leave the Company on a voluntary basis and in breach of your Employment Agreement within one year of your relocation to the UK, you will be required to reimburse Activision, Inc. for 100% of all one-time relocation expenses incurred by the Company.  Should you leave on a voluntary basis and in breach of your Employment Agreement within the second year of your relocation, you will be required to repay 50% of all relocation expenses incurred by the Company.

Activision, Inc. will pay the costs associated with your repatriation back to California, US (e.g. airfare, household goods, temporary living, etc.), provided you either remain employed by the Company or be involuntarily terminated by the Company at the time of the repatriation.

In order to acknowledge your voluntary acceptance of this assignment, please sign and date this document and return it to me.  Changes to this letter, your employment status, and your international assignment are only effective if they are in writing and signed by me.  I wish you the very best with your assignment in the UK.

Sincerely,

Sandy Digilio

Sr. Director, Global Compensation & Benefits

cc:       Heather Rangel, Deloitte Tax LLP

            Jeff Adams, Deloitte Tax LLP

Brian Hodous

Date